UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Soliciting Material Pursuant to Rule 240.14a-12

BRIDGELINE DIGITAL, INC.

(Name of Registrant as Specified in its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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March 15, 2019

Dear Stockholder:

I am pleased to invite you to attend the Special Meeting of Stockholders (the “Meeting”) of Bridgeline Digital, Inc. (the “Company”), to be held on April 26, 2019. The Meeting will begin promptly at 9:00 a.m. Eastern Time at our corporate headquarters located at 100 Summit Drive, Burlington, Massachusetts 01803.

Enclosed is our proxy statement that describes the matters to be presented to stockholders at the Meeting, as well as a proxy card. Please give this information your careful attention. Whether or not you attend the Meeting, it is important that your shares be represented and voted. You may submit your vote on the Internet, by telephone or by mail. If you are a registered holder, that is, stockholders who hold stock in their own names, you may also vote by mail by completing, dating and signing the enclosed proxy card and returning it in the enclosed, postage-paid envelope. If you decide to attend the Meeting, you will be able to vote in person, even if you have previously submitted your proxy. Voting at the Meeting will supersede any votes previously cast.

Our Board of Directors has unanimously approved the proposals set forth in the proxy statement and we recommend that you vote in favor of each such proposal.

I look forward to sharing more information with you about Bridgeline Digital, Inc. at the Meeting. Whether or not you plan to attend, I encourage you to vote your proxy as soon as possible so that your shares will be represented at the Meeting.

Sincerely, Roger Kahn President and Chief Executive Officer

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held at 9:00 A.M. Eastern Time on April 26, 2019

Dear Stockholders of Bridgeline Digital, Inc.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Meeting”) of Bridgeline Digital, Inc. (the “Company”) will be held on April 26, 2019 at 9:00 A.M. Eastern Time at our corporate headquarters located at 100 Summit Drive, Burlington, Massachusetts, 01803. The Meeting will be held for the following purposes:

1.

To approve an amendment to our Amended and Restated Certificate of Incorporation, as amended (“Charter”), to increase the total number of shares of common stock, par value $0.001 per share (“Common Stock”), authorized for issuance thereunder from 50,000,000 shares to 2,500,000,000 shares (the “Increase in Authorized”);

2.

To approve an amendment to our Charter, to effect a reverse stock split of both our issued and outstanding and authorized shares of Common Stock, at a ratio of one (1) share of Common Stock for every fifty (50) shares of Common Stock at any time prior to December 31, 2019 (the “Reverse Split”);

3.

To approve the issuance of shares of our Common Stock upon conversion of our Series C Convertible Preferred Stock, par value $0.001 per share (“Series C Preferred”), and Common Stock issuable upon exercise of our Series A Warrants, Series B Warrants, and Series C Warrants (together, the “Warrants”), each issued in a private placement consummated on March 12, 2019 (“Private Placement”), in accordance with Nasdaq Marketplace Rule 5635(d);

4.	To approve the issuance of Series C Preferred and Warrants to a director of the Company, in accordance with Nasdaq Marketplace Rule 5635(c); and

5.

To approve an adjournment of the Meeting, if necessary and appropriate, to solicit additional proxies if there are insufficient votes at the time of the Meeting to approve Proposals One, Two, Three and Four.

Our Board of Directors has fixed the close of business on February 27, 2019 (the “Record Date”) as the Record Date for the determination of stockholders entitled to vote at the Meeting or any adjournments or postponements thereof. Only holders of shares of our Common Stock and Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred”), at the close of business on the Record Date will be entitled to notice of and to vote at the Meeting. The stock transfer books of the Company will not be closed.

A complete list of stockholders entitled to vote at the Meeting shall be available for examination by any stockholder, for any purpose germane to the Meeting, during ordinary business hours until the Meeting at the principal executive offices of the Company. The list will also be available at the Meeting.

Whether or not you expect to attend in person, we urge you to vote your shares as promptly as possible by Internet, telephone or mail so that your shares may be represented and voted at the Meeting.  If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder.

Our Board of Directors recommends that you vote “FOR” Proposals One, Two, Three, Four and Five. Each of these Proposals are described in detail in the accompanying proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING TO BE HELD ON APRIL 26, 2019:

THE PROXY STATEMENT IS AVAILABLE ONLINE AT: https://www.bridgeline.com/about/investor-relations.

By Order of the Board of Directors Stacey A. Ward Assistant Secretary March 15, 2019

Proxy Statement

Special Meeting of Stockholders

April 26, 2019

The enclosed proxy is solicited by the management of Bridgeline Digital, Inc. in connection with a Special Meeting of Stockholders (the “Meeting”) to be held on April 26, 2019 at 9:00 A.M. Eastern Time at the Company’s headquarters located at 100 Summit Drive, Burlington, Massachusetts 01803 and any adjournment thereof. The Board of Directors of the Company (the “Board of Directors”) has set the close of business on February 27, 2019 (“Record Date”) as the Record Date for the determination of stockholders entitled to vote at the Meeting or any adjournments or postponements thereof. A stockholder executing and returning a proxy has the power to revoke it at any time before it is exercised by filing a later-dated proxy with, or other communication to, the Assistant Secretary of the Company or by attending the Meeting and voting in person.

The proxy will be voted in accordance with your directions to:

1.

Approve an amendment to our Amended and Restated Certificate of Incorporation, as amended (“Charter”), to increase the total number of shares of common stock, par value $0.001 per share (“Common Stock”), authorized for issuance thereunder from 50,000,000 shares to 2,500,000,000 shares (the “Increase in Authorized”);

2.

Approve an amendment to our Charter to effect a reverse stock split of both our issued and outstanding and authorized shares of Common Stock, at a ratio of one (1) share of Common Stock for every fifty (50) shares of Common Stock at any time prior to December 31, 2019 (the “Reverse Split”);

3.

Approve the issuance of shares of our Common Stock upon conversion of our Series C Convertible Preferred Stock, par value $0.001 per share (“Series C Preferred”), and Common Stock issuable upon exercise of our Series A Warrants, Series B Warrants, and Series C Warrants (together, the “Warrants”), each issued in a private placement consummated on March 12, 2019 (“Private Placement”), in accordance with Nasdaq Marketplace Rule 5635(d);

4.	Approve the issuance of Series C Preferred and Warrants to a director of the Company, in accordance with Nasdaq Marketplace Rule 5635(c); and

5.

Approve an adjournment of the Meeting, if necessary and appropriate, to solicit additional proxies if there are insufficient votes at the time of the Meeting to approve Proposals One, Two, Three and Four.

The proxy statement, the attached Notice of Meeting and the enclosed proxy card are being mailed to stockholders on or about March 18, 2019. The Company’s principal executive offices are located at 100 Summit Drive, Burlington, Massachusetts 01803, and its telephone number at that location is (781) 376-5555.

The proxy statement can also be accessed online as of March 15, 2019 at: https://www.bridgeline.com/about/investor-relations.

The entire cost of soliciting proxies will be borne by the Company. The costs of solicitation will include the costs of supplying necessary additional copies of the solicitation materials to beneficial owners of shares held of record by brokers, dealers, banks, trustees, and their nominees, including the reasonable expenses of such record holders for completing the mailing of such materials. Solicitation of proxies may also include solicitation by telephone, fax, electronic mail, or personal solicitations by directors, officers, or employees of the Company. No additional compensation will be paid to our directors, officers or employees for any such services. The Company has engaged D.F. King & Co., Inc. (“D.F. King”), a professional proxy solicitation firm, to assist in the proxy solicitation, and will pay D.F. King customary fees plus expenses in connection with their services.

Only stockholders of record of the Company’s outstanding voting securities at the close of business on February 27, 2019 will be entitled to notice of and to vote at the Meeting.

Stockholders may vote by proxy over the Internet, over the telephone, or by mail. The procedures for voting by proxy are as follows:

•	To vote by proxy over the Internet, go to www.voteproxy.com to complete an electronic proxy card;

•	To vote by proxy over the telephone, dial the toll-free phone number (1-800-776-9437) listed on your proxy card and follow the recorded instructions; or

•	To vote by proxy by mail you must complete, sign and date your proxy card and return it promptly in the envelope provided.

 Stockholders of record may also vote in person at the Meeting.

As of February 27, 2019, there were 16,141,259 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote. In addition, as of February 27, 2019, there were 262,310 shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred”) issued and outstanding. Each stockholder of record of Series A Preferred outstanding at the close of business on the Record Date is entitled to vote, on an as-converted to Common Stock basis, at the Meeting. Each share of Series A Preferred is entitled to 0.62 votes. Therefore, the holders of our outstanding shares of Series A Preferred have an aggregate of 162,632 votes on matters to come before the Meeting, which represents approximately 1% of our outstanding voting securities. At this time, holders of the Company’s Series C Preferred are not entitled to vote their shares of Series C Preferred at the Meeting.

A majority of the outstanding shares of our voting securities represented in person or by proxy at the Meeting will constitute a quorum at the Meeting. All shares of the Common Stock and Series A Preferred represented in person or by proxy (including shares which abstain or do not vote for any reason with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Meeting.

The representation in person or by proxy of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Meeting is necessary to establish a quorum for the transaction of all business to come before the Meeting. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of establishing a quorum.

An abstention is the voluntary act of not voting by a stockholder who is present at a meeting and entitled to vote. A broker non-vote occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner. If a stockholder holds shares beneficially in street name and does not provide its broker with voting instructions, the shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals. Brokers may vote in favor of a proposal in accordance with the rules of the New York Stock Exchange (“NYSE”) that govern how brokers may cast such votes on proposals they determine to be routine matters. We believe that each of the Proposals One, Three and Four being submitted to stockholders in this proxy statement will be considered “non-routine” proposals, and Proposals Two and Five would be considered “routine.”

Pursuant to Delaware General Corporation Law (the “DGCL”), Proposals One and Two must be approved by the affirmative vote of a majority of our outstanding voting securities entitled to vote as of the Record Date. Abstentions and broker non-votes cast, if any, with respect to Proposals One and Two will have the same effect as a vote against Proposals One and Two.

Under the DGCL and our Amended and Restated Bylaws, Proposals Three, Four and Five will be determined by the vote of the holders of a majority of the voting power present or represented by proxy at the Meeting. For these matters, broker non-votes cast, if any, will not be counted as votes in favor of such Proposals, and will also not be counted as shares voting on such matters. Abstentions will have the same effect as a vote against these Proposals.

The stockholders of the Company have no dissenter’s or appraisal rights in connection with any of the Proposals described herein.

MATTERS TO BE CONSIDERED AT THE MEETING

PROPOSAL ONE

AMENDMENT TO OUR CHARTER TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

Our Board of Directors has voted to recommend to the stockholders that the we amend our Charter to increase the number of shares of Common Stock authorized for issuance thereunder from 50,000,000 shares to 2,500,000,000 shares (“Increase in Authorized”). The text of the proposed amendment to effect the Increase in Authorized is set forth as Appendix B to this proxy statement (“Amendment”).  The text of Appendix B remains subject to modification to include such changes as may be required by the Secretary of State of the State of Delaware and as our Board of Director deems necessary or advisable to implement the Increase in Authorized, and assuming approval of Proposal Two, to effect the Reverse Split.

Purpose and Rationale for the Increase in Authorized

Issued and Outstanding and Reserved Common Stock.  As of the Record Date, our authorized capital stock consisted of (i) 50 million shares of Common Stock (ii) and 1.0 million shares of preferred stock, par value $0.001 per share, of which 264,000 shares have been designated as Series A Preferred. As of the Record Date, we had 16,241,259 shares of Common Stock issued and outstanding, and we were required to reserve 12,268,607 shares of Common Stock for issuance under our incentive plans or upon the conversion or exercise of our outstanding derivative securities, including the following: 392,968 shares for issuance pursuant to stock options granted under our equity compensation plans, 11,443,073 shares for issuance pursuant to warrants to purchase Common Stock, 269,934 shares for future issuance under our 2016 Stock Incentive Plan, and 162,632 shares for issuance upon conversion of our outstanding shares of Series A Preferred. As of the Record Date, we had 262,310 shares of Series A Preferred issued and outstanding. As a result, as of the Record Date, an aggregate of 28,509,866 shares of our Common Stock were either issued and outstanding, reserved for issuance or obligated to be reserved for issuance, as described above, leaving us with 21,490,134 shares of Common Stock available for issuance.

Issuance of Securities Issued in Private Placement. As disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on March 13, 2019, on March 12, 2019 (“Closing Date”) we consummated a private offering of our Series C Convertible Preferred Stock with a stated value of $1,000 per share (“Stated Value”) (“Series C Preferred”), Series A Warrants, Series B Warrants and Series C Warrants (together, “Warrants”), resulting in gross proceeds to the Company of $10,227,500 (“Private Placement”). The Series C Preferred are convertible into a total of 56,819,473 shares of Common Stock (the “Conversion Shares”) at a conversion price of $0.18 per share (the “Conversion Price). The Series A Warrants and Series B Warrants are initially exercisable at an exercise price of $0.18 per share of Common Stock (“Warrant Shares”) for an aggregate of 113,638,946 shares of Common Stock, resulting in a total potential issuance of 170,458,419 shares of Common Stock upon conversion of the Series C Preferred and exercise of the Series A Warrants and Series B Warrants. The exercise price and number of Warrant Shares issuable upon exercise of the Series A Warrants and Series B Warrants are subject to potential resets, if ever, on three separate dates (each, a “Reset Date”), subject to a floor of $0.08 per share (the “Floor”).

The Series C Warrants are exercisable for up to an aggregate of 125% of the Conversion Shares, calculated on the applicable Reset Dates, such number to be determined by (i) subtracting the number of Conversion Shares from (ii) the quotient determined by dividing (a) the aggregate purchase price paid by the investor on the Closing Date, by (b) the applicable Reset Price (as defined in the Series C Warrant). The Series C Warrants (x) are exercisable at an exercise price of $0.001 per share of Common Stock, (y) are not exercisable unless and until the applicable Reset Price is less than the Conversion Price on the applicable Reset Date, subject to the Floor, and (z) are intended to effectively provide the equivalent value to investors as would result from a decrease in the Conversion Price to the applicable Reset Price, subject to the Floor. Assuming the Reset Price is reset to the Floor, the Series A Warrants and Series B Warrants will be exercisable for an aggregate of 255,687,500 shares of Common Stock and the Series C Warrants will be exercisable for an aggregate of 71,024,277 shares of Common Stock, resulting in a total potential issuance of 383,531,250 shares of Common Stock upon conversion of the Series C Preferred and the exercise of all Warrants.

Approximately $4.5 million of the net proceeds from the Private Placement, after deducting placement agent fees and other fees and expenses payable by us, was used to acquire certain assets from Stantive Technologies Group, Inc. (“Stantive”) (the “Stantive Acquisition”), as reported in the Company’s Current Reports on Form 8-K filed with the SEC on February 19, 2019 and March 14, 2019. An additional approximate $2.7 million was used to retire certain indebtedness of the Company. The remaining proceeds from the Private Placement will be used for general working capital purposes.

We currently have insufficient shares of Common Stock available for issuance under our Charter to issue the Conversion Shares and Warrant Shares upon the conversion and exercise of the Series C Preferred and Warrants, respectively. Assuming stockholders approve the Increase in Authorized, we will have a sufficient number of authorized shares of Common Stock available for issuance to allow us to issue the Conversion Shares and Warrant Shares. More specifically, assuming that we do not issue any additional securities and that all of the Series C Preferred and Warrants are converted and exercised, (i) in the event that the exercise price and number of Warrant Shares issuable upon exercise of the Series A Warrants and Series B Warrants is never reset, we will have approximately 2,301,031,715 shares of Common Stock available for issuance, and (ii) in the event that the Reset Price is reset to the Floor, we will have approximately 2,087,958,884 shares of Common Stock available for issuance. In addition, our Board of Directors believes that increasing the number of shares of Common Stock available for issuance under our Charter to 2,500,000,000 shares will provide us with flexibility to issue securities in connection with future financings and strategic acquisitions, debt restructurings or resolutions, equity compensation and incentives to employees and officers and for other corporate purposes, and will help avoid the delay and expense associated with obtaining special stockholder approval each time an opportunity requiring the issuance of shares of Common Stock arises in the future. As a result, stockholder approval of the Increase in Authorized would provide us with the ability to issue additional shares of Common Stock, or securities convertible or exercisable into shares of Common Stock, without additional stockholder approval, including the Conversion Shares and Warrant Shares issuable upon conversion of the Series C Preferred and exercise of the Warrants issued in the Private Placement.

Consequences if the Increase in Authorized is Not Approved.  In the event that stockholders do not approve the Increase in Authorized, we will not be able to issue the Conversion Shares or Warrant Shares even if stockholders approve Proposal Three. In addition, in the event that stockholders do not approve the Increase in Authorized on or before six months from the Closing Date, each holder of Series C Preferred will have the right, upon delivery to the Company of written notice (“Redemption Notice”) to require that the Company redeem the Series C Preferred beneficially owned by such holder at a price equal to the greater of (i) the Stated Value of such Series C Preferred being redeemed as of the redemption date, and (ii) the product of the number of Conversion Shares into which the Series C Preferred would be convertible on such redemption date multiplied by the greater of (a) the last closing price of a share of the Company’s Common Stock at the time of delivery of the Redemption Notice, and (b) the greatest intraday price on the date of the Redemption Notice on a date which is three business days from the date of delivery to the Company of the Redemption Notice. In the event that we receive Redemption Notices from one or more holders of the Series C Preferred, we may not have sufficient funds available to pay the amounts due to such holders. In the event that we do not have sufficient funds available to redeem those shares of Series C Preferred required to be redeemed pursuant to a Redemption Notice, we may be forced to obtain additional funding through other means, including through the issuance of debt or other securities, and such additional funding may not be available. The issuance of debt or other securities, if successful, may negatively impact our business, financial condition and future prospects, including our ability to continue as a going concern.

Effect on Outstanding Common Stock

The additional shares of Common Stock authorized by the Increase in Authorized will have the same privileges and rights as the shares of Common Stock currently authorized and issued. Stockholders do not have preemptive rights under our Charter and will not have such rights with respect to the additional authorized shares of Common Stock. The increase to our authorized shares would not affect the terms or rights of holders of existing shares of Common Stock. All outstanding shares of Common Stock will continue to have one vote per share on all matters to be voted on by our stockholders, including the election of directors.

The issuance of any additional shares of Common Stock may, depending on the circumstances under which those shares are issued, and the issuance of Conversion Shares and Warrant Shares upon conversion of the Series C Preferred and exercise of the Warrants, respectively, will reduce stockholders’ equity per share and, unless additional shares are issued to all stockholders on a pro rata basis, will reduce the percentage ownership of Common Stock of existing stockholders. In addition, if our Board of Directors elects to issue additional shares of Common Stock, such issuance could have a further dilutive effect on the earnings per share, voting power and shareholdings of current stockholders. We expect, however, to receive consideration for any additional shares of Common Stock issued, thereby reducing or eliminating any adverse economic effect to each stockholder of such dilution.

The Increase in Authorized will not otherwise alter or modify the rights, preferences, privileges or restrictions of the Common Stock. Except as described above, we currently have no definitive plans, understandings, commitments, agreements or undertakings concerning the issuance of any such additional shares.

Anti-Takeover Effects

Although the Increase in Authorized is not motivated by anti-takeover concerns and is not considered by our Board of Directors to be an anti-takeover measure, the availability of additional authorized shares of Common Stock could enable the Board of Directors to issue shares defensively in response to a takeover attempt or to make an attempt to gain control of the Company more difficult or time-consuming. For example, shares of Common Stock could be issued to purchasers who might side with management in opposing a takeover bid that the Board of Directors determines is not in our best interests, thus diluting the ownership and voting rights of the person seeking to obtain control of the Company. In certain circumstances, the issuance of Common Stock without further action by the stockholders may have the effect of delaying or preventing a change in control of the Company, may discourage bids for our Common Stock at a premium over the prevailing market price and may adversely affect the market price of our Common Stock. As a result, increasing the authorized number of shares of our Common Stock could render more difficult and less likely a hostile takeover, tender offer or proxy contest, assumption of control by a holder of a large block of our stock, and the possible removal of our incumbent management. We are not aware of any proposed attempt to take over the Company or of any present attempt to acquire a large block of our Common Stock.

Authorized Capital Stock

Common Stock

Except as otherwise expressly provided in our Charter, or as required by applicable law, all shares of our Common Stock have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters, including, without limitation, those described below. All outstanding shares of Common Stock are fully paid and nonassessable.

Voting Rights. The holders of Common Stock are entitled to one vote per share on all matters. The Common Stock does not have cumulative voting rights.

Dividends. Each share of Common Stock has an equal and ratable right to receive dividends to be paid from our assets legally available therefore when, as and if declared by our Board of Directors. We have never declared or paid cash dividends on our Common Stock, and we do not anticipate paying cash dividends on our Common Stock in the foreseeable future.

Liquidation. In the event we dissolve, liquidate or wind up, the holders of Common Stock are entitled to share equally and ratably in the assets available for distribution after payments are made to our creditors and to the holders of any outstanding preferred stock we may designate and issue in the future with liquidation preferences greater than those of the Common Stock.

Other. The holders of shares of our Common Stock have no preemptive, subscription or redemption rights and are not liable for further call or assessment.

Preferred Stock

We are authorized, subject to limitations prescribed by Delaware law and our Charter, to issue up to 1.0 million shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our Board of Directors can increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the market price of our common stock and the voting and other rights of the holders of our Common Stock.

Series A Preferred

In October 2014, our Board of Directors authorized the creation of a series of up to 264,000 shares of Series A Preferred. The Certificate of Designation of Preferences, Rights and Limitations of the Series A Preferred was filed with the Delaware Secretary of State on October 28, 2014. As of March 15, 2019, there were 264,000 shares of Series A Preferred issued and 262,310 shares of Series Preferred outstanding. There will be no further issuances of Series A Preferred.

Voting Rights. Shares of Series A Preferred vote on an as-converted basis along with shares of our Common Stock.

Conversion. Shares of Series A Preferred may be converted, at the option of the holder, at any time into such number of shares of our Common Stock equal to (i) the number of shares of Series A Preferred to be converted, multiplied by the stated value of $10.00 per share (“Series A Conversion Shares”), and (ii) divided by the conversion price in effect at the time of conversion, currently $16.25.

Any accrued but unpaid dividends on the shares of Series A Preferred to be converted shall also be converted into shares of our Common Stock at the conversion price in effect at the time of conversion. We also have the right to require the holders to convert shares of Series A Preferred into Series A Conversion Shares if (i) our Common Stock has closed at or above $32.50 per share for ten consecutive trading days, and (ii) the Series A Conversion Shares are (A) registered for resale on an effective registration statement, or (B) may be resold pursuant to Rule 144 under the Securities Act.

Dividends. Cumulative dividends are currently payable in cash at a rate of 12% per year; provided, however, that in connection with the Private Placement, a majority of the holders of our Series A Preferred agreed to defer all payment of dividends to holders of the Series A Preferred until such time that Proposals One and Three have been approved by a majority of the Company’s stockholders. Series A Preferred will continue to accrue all dividends until such time as payments re-commence pursuant to the foregoing conditions. The Series A Preferred is senior to our Common Stock and any other stock with respect to dividends rights.

Liquidation. In the event of any liquidation, dissolution, or winding up of the Company, the holders of shares of Series A Preferred will be entitled to receive in preference to the holders of Common Stock and any other stock other than our Series C Preferred, the amount equal to the Stated Value per share of Series A Preferred plus declared and unpaid dividends, if any. After such payment has been made, the remaining assets of the Company will be distributed ratably to the holders of Common Stock

Series C Preferred

On March 11, 2019, our Board of Directors authorized the creation of a series of up to 15,000 shares of Series C Preferred. The Certificate of Designation of Preferences, Rights and Limitations of the Series C Preferred was filed with the Delaware Secretary of State on March 11, 2019, designating 11,000 shares of our preferred stock as Series C Preferred. As of March 15, 2019, there were 10,227.50 shares of Series C Preferred issued and outstanding. There are currently no plans for further issuances of Series C Preferred.

Voting Rights.  Conditioned on the approval of Proposal Two, shares of Series C Preferred vote on an as-converted basis along with shares of our Common Stock.

Conversion. Shares of Series C Preferred may be converted, at the option of the holder, at any time following stockholder approval of Proposals One and Three, into such number of shares of our Common Stock equal to (i) the number of shares of Series C Preferred to be converted, multiplied by the Stated Value of $1,000 per share, and (ii) divided by the Conversion Price of $0.18 per share.

Redemption. In the event that stockholders do not approve the Increase in Authorized on or before six months from the Closing Date, each holder of Series C Preferred will have the right, upon delivery to the Company of written notice (“Redemption Notice”) to require that the Company redeem the Series C Preferred beneficially owned by such holder at a price equal to the greater of (i) the Stated Value of such Series C Preferred being redeemed as of the redemption date, and (ii) the product of the number of Conversion Shares into which the Series C Preferred would be convertible on such redemption date multiplied by the greater of (a) the last closing price of a share of the Company’s Common Stock at the time of delivery of the Redemption Notice, and (b) the greatest intraday price on the date of the Redemption Notice on a date which is three business days from the date of delivery to the Company of the Redemption Notice.

Liquidation. In the event of any liquidation, dissolution, or winding up of the Company, the holders of shares of Series C Preferred will be entitled to receive in preference to the holders of Common Stock, Series A Preferred and any other stock, the amount equal to the Stated Value per share of Series C Preferred. After such payment has been made, the remaining assets of the Company will be distributed ratably to the holders of Series A Preferred, and the remainder ratably to holders of Common Stock.

Bifurcation of Proposal One and Proposal Two

While the Amendment reflects the proposed amendments to our Charter described in both Proposal One and Proposal Two, the approval of one Proposal is not conditioned on the approval of the other Proposal. To the extent that only one of these two Proposals is approved by stockholders, we will only include the language relating to the Proposal that was approved in the version of the Amendment that we file with the Secretary of State of the State of Delaware.  In the event stockholders approve this Proposal and Proposal Two, the Increase in Authorized will be reduced by the same ratio as the Reverse Split, so that the total number of shares of Common Stock authorized for issuance under our Charter will be 50,000,000.

Required Stockholder Vote to Approve the Proposal

Approval of the Amendment to effect the Increase in Authorized will require the affirmative vote of the holders of a majority of our outstanding voting securities as of the Record Date. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” this Proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL ONE

PROPOSAL TWO

 AMENDMENT TO OUR CHARTER

TO AUTHORIZE OUR BOARD OF DIRECTORS TO EFFECT A REVERSE STOCK SPLIT OF OUR ISSUED AND OUTSTANDING AND AUTHORIZED COMMON STOCK

Overview

Our Board of Directors has determined that it is advisable and in the Company’s and its stockholders’ best interests that our Board of Directors be granted the authority to implement the Reverse Split of both the issued and outstanding and authorized shares of our Common Stock at any time on or prior to December 31, 2019, at a ratio of one (1) share of Common Stock for every fifty (50) shares of Common Stock. Accordingly, stockholders are asked to approve the Amendment set forth on Appendix B to effect the Reverse Split consistent with those terms set forth in this Proposal, and to grant authorization to the Board of Directors to determine, in its sole discretion, whether or not to implement the Reverse Split, as well as its specific timing. The text of Appendix B remains subject to modification to include such changes as may be required by the Secretary of State of the State of Delaware and as our Board of Directors deems necessary or advisable to implement the Reverse Split.

If approved by the holders of our outstanding voting securities, the Reverse Split proposal would permit, but not require, our Board of Directors to implement a reverse stock split of both our issued and outstanding and authorized Common Stock at a ratio of one (1) share of Common Stock for every fifty (50) shares of Common Stock, at any time prior to December 31, 2019. Under Proposal One, we will increase the number of authorized shares of Common Stock from 50,000,000 to 2,500,000,000. If approved, the Authorized Increase will be implemented prior to implementing the Reverse Split (although the Authorized Increase under Proposal One is not conditioned on approval of the Reverse Split).

Our Board of Directors reserves the right to elect to abandon the Reverse Split if it determines, in its sole discretion, that the Reverse Split is no longer in the best interests of the Company and our stockholders.

In the event that the Reverse Split is effected, no fractional shares of our Common Stock will be issued; instead, holders of our Common Stock who would otherwise be entitled to receive a fractional share of Common Stock as a result of the Reverse Split will receive cash in lieu of such fractional share.

Our Board of Directors strongly believes that the Reverse Split is necessary to maintain our listing on the Nasdaq Capital Market. Accordingly, our Board of Directors has approved resolutions proposing the Amendment to our Charter to effect the Reverse Split and directed that it be submitted to our stockholders for approval at the Meeting.

Although we are not required to effect the Reverse Split if this Proposal is approved by stockholders, because of our desire to maintain the listing of our Common Stock on the Nasdaq Capital Market, our Board of Directors currently intends to effect the Reverse Split promptly following approval of this Proposal by stockholders. Notwithstanding approval of the Reverse Split by our stockholders, our Board of Directors may, in its sole discretion, abandon the proposed Reverse Split and determine prior to the effectiveness of filing of the Amendment with the Delaware Division of Corporations not to effect the Reverse Split, as permitted under Section 242(c) of the DGCL. If our Board of Directors does not implement the Reverse Split on or prior to December 31, 2019, stockholder approval again would be required prior to implementing any reverse stock split.

Failure to approve the Reverse Split will have serious, adverse effects on the Company and our stockholders. Our Common Stock could be delisted from the Nasdaq Capital Market because shares of our Common Stock may continue to trade below the requisite $1.00 per share price needed to maintain our listing. As described under “Purpose and Rationale for the Reverse Split,” if we are unable to increase the closing price of our Common Stock on the Nasdaq Capital Market for ten consecutive trading days on or before May 20, 2019, the Nasdaq Capital Market will delist our Common Stock. Our shares may then trade on the OTC Bulletin Board or other small trading markets, such as the pink sheets. In that event, our Common Stock could trade thinly as a microcap or penny stock, adversely decrease to nominal levels of trading and may be avoided by retail and institutional investors, resulting in the impaired liquidity of our Common Stock.

Purpose and Rationale for the Reverse Split

Avoid Delisting from the Nasdaq Capital Market. As disclosed in a Current Report on Form 8-K filed with the SEC on November 21, 2018, the Company received an initial notification letter, dated November 20, 2018, from the Nasdaq Listings Qualification Department indicating that the bid price of the Company’s Common Stock had closed below the minimum $1.00 per share required for continued listing under Nasdaq Market Listing Rule 5550(a)(2) for at least thirty consecutive business days (the “Nasdaq Notification”). In accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), we were provided an initial 180-calendar day period, or until May 20, 2019, to regain compliance. To regain compliance, our Common Stock must close at or above the $1.00 minimum bid price for at least ten consecutive business days prior to May 20, 2019. If we do not regain compliance by that date in accordance with terms of the Nasdaq Notification, Nasdaq will provide written notice that our securities will be subject to delisting from the Nasdaq Capital Market. In that event, we may appeal the decision to a Nasdaq Listing Qualifications Panel (the “Panel”). In the event of an appeal, our securities would remain listed on the Nasdaq Capital Market pending a written decision by the Panel following a hearing. In the event that the Panel determines not to continue our listing on the Nasdaq Capital Market, our Common Stock may be delisted and may commence trading on the OTC Bulletin Board or other small trading markets, such as the pink sheets.

Our Board of Directors has considered the potential harm to the Company and its stockholders should the Nasdaq Stock Market delist our Common Stock from the Nasdaq Capital Market. Delisting could adversely affect the liquidity of our Common Stock since alternatives, such as the OTC Bulletin Board and the pink sheets, are generally considered to be less efficient markets. An investor likely would find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our Common Stock on an over-the-counter market. Many investors likely would not buy or sell our Common Stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange, or other reasons.

On March 15, 2019, our Common Stock closed at $0.21 per share on the Nasdaq Capital Market. The Reverse Split, if effected, will have the immediate effect of increasing the price of our Common Stock as reported on the Nasdaq Capital Market, therefore reducing the risk that our Common Stock could be delisted from the Nasdaq Capital Market.

Other Effects. Our Board of Directors also believes that the increased market price of our Common Stock expected as a result of implementing the Reverse Split could improve the marketability and liquidity of our Common Stock and will encourage interest and trading in our Common Stock. The Reverse Split, if effected, could allow a broader range of institutions to invest in our Common stock (namely, funds that are prohibited from buying stock whose price is below a certain threshold), potentially increasing the trading volume and liquidity of our Common Stock. The Reverse Split could help increase analyst and broker interest in our Common Stock, as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, a low average price per share of Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher.

Our Board of Directors does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Risks of the Proposed Reverse Split

We cannot assure you that the proposed Reverse Split will increase the price of our Common Stock and have the desired effect of maintaining compliance with Nasdaq Marketplace Rules.

Our Board of Directors expects that the Reverse Split of our issued and outstanding Common Stock will increase the market price of our Common Stock so that we are able to regain and maintain compliance with the Nasdaq Capital Market minimum bid price requirement. However, the effect of the Reverse Split upon the market price of our Common Stock cannot be predicted with any certainty, and the history of similar stock splits for companies in like circumstances is varied. It is possible that (i) the per share price of our Common Stock after the Reverse Split will not rise in proportion to the reduction in the number of shares of our Common Stock outstanding resulting from the Reverse Split, (ii) the market price per post-Reverse Split share may not exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time, or (iii) the Reverse Split may not result in a per share price that would attract brokers and investors who do not trade in lower priced stocks. Even if we effect the Reverse Split, the market price of our Common Stock may decrease due to factors unrelated to the Reverse Split. In any case, the market price of our Common Stock will be based on other factors which may be unrelated to the number of shares outstanding, including our future performance. If the Reverse Split is consummated and the trading price of our Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Split. Even if the market price per post-Reverse Split share of our Common Stock remains in excess of $1.00 per share, we may be delisted due to a failure to meet other continued listing requirements, including Nasdaq Capital Market requirements related to the minimum number of shares that must be in the public float and the minimum market value of the public float.

A decline in the market price of our Common Stock after the Reverse Split is implemented may result in a greater percentage decline than would occur in the absence of a reverse stock split.

If the Reverse Split is effected and the market price of our Common Stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our Common Stock will, however, also be based upon our performance and other factors, which are unrelated to the number of shares of Common Stock outstanding.

The proposed Reverse Split may decrease the liquidity of our Common Stock.

The liquidity of our Common Stock may be harmed by the proposed Reverse Split given the reduced number of shares of Common Stock that would be outstanding after the Reverse Split, particularly if the stock price does not increase as a result of the Reverse Split.

In addition, investors might consider the increased proportion of unissued authorized shares to issued shares to have an anti-takeover effect under certain circumstances, since the proportion allows for dilutive issuances, which could prevent certain stockholders from changing the composition of our Board of Directors or render tender offers for a combination with another entity more difficult to successfully complete. Our Board of Directors does not intend for the Reverse Split to have any anti-takeover effects.

Principal Effects of the Reverse Split

After the effective date of the proposed Reverse Split, each stockholder will own a reduced number of shares of Common Stock. Except for adjustments that may result from the treatment of fractional shares as described below, the proposed Reverse Split will affect all stockholders uniformly and will not affect any stockholder’s percentage ownership interest in us. The proportionate voting rights and other rights and preferences of the holders of our Common Stock will not be affected by the proposed Reverse Split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of our Common Stock immediately prior to a Reverse Split would continue to hold 2% (assuming there is no impact as a result of the payment of cash in lieu of issuing fractional shares and no Conversion Shares, Warrant Shares or other shares of Common Stock issuable upon exercise or conversion of any other derivative securities are issued) of the voting power of the outstanding shares of our Common Stock immediately after such Reverse Stock Split. The number of stockholders of record also will not be affected by the proposed Reverse Split, except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the Reverse Split.

The following table contains approximate information relating to the Common Stock under the proposed Reverse Split ratio, without giving effect to any adjustments for fractional shares of Common Stock or the issuance of Conversion Shares or Warrant Shares, or other shares of Common Stock issuable upon exercise or conversion of any other derivative securities, as of March 15, 2019:

Status	Number of Shares of Common Stock Authorized	Number of Shares of Common Stock Issued and Outstanding	Number of Shares of Common Stock Reserved for Issuance(1)(2)	Number of Shares of Common Stock Authorized but Unissued and Unreserved
Pre-Reverse Split	50,000,000	16,241,259	12,268,607	21,490,134
Post-Reverse Split 1:50	1,000,000	324,825	245,372	429,802

(1)	The pre-Reverse Split number of shares of our Common Stock reserved for future issuance included the following, as of March 15, 2019:

●	11,836,041 shares reserved for issuance pursuant to outstanding options and warrants;

●	162,632 shares reserved for issuance pursuant to conversion of the Series A Preferred currently outstanding; and

●	269,934 shares of Common Stock available for future grant under our Stock Option Plans (the “Plans”).

(2)

Assuming stockholder approval of this Proposal and Proposal Three, and that no Resets have occurred, the pre-Reverse Split number of shares of our Common Stock to be reserved for future issuance will include, in addition to the shares reserved for issuance above, the following:

●	56,819,473 Conversion Shares issuable upon conversion of our issued and outstanding Series C Preferred; and
●	up to 113,638,946 Warrant Shares issuable upon exercise of the Warrants.

If the proposed Reverse Split is implemented, it will increase the number of our stockholders who own “odd lots” of fewer than 100 shares of Common Stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of Common Stock.

After the effective date of the Reverse Split, our Common Stock would have a new committee on uniform securities identification procedures (CUSIP) number, a number used to identify our Common Stock.

Our Common Stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed Reverse Split will not affect the registration of our Common Stock under the Exchange Act. Our Common Stock would continue to be reported on the Nasdaq Capital Market under the symbol “BLIN,” assuming that we are able to regain compliance with the minimum bid price requirement, although it is likely that Nasdaq would add the letter “D” to the end of the trading symbol for a period of twenty trading days after the effective date of the Reverse Split to indicate that the Reverse Split had occurred.

Effect on Series A Preferred, Series C Preferred and Warrants

The Reverse Split will require that proportionate adjustments be made to the conversion rate, the per share exercise price and the number of shares issuable upon the exercise or conversion of the following outstanding securities issued by the Company, in accordance with the Reverse Split ratio (all figures are as of March 13, 2019 and are on a pre-Reverse Split basis):

•	262,310 shares of Series A Preferred, currently convertible into 162,632 shares of Common Stock;

•	10,227.50 shares of Series C Preferred, currently convertible into 56,819,473 shares of Common Stock; and

•	Warrants to purchase 113,638,946 shares of Common Stock.

The adjustments to the above securities, as required by the Reverse Split and in accordance with the Reverse Split ratio, would result in approximately the same aggregate price being required to be paid under such securities upon exercise, and approximately the same value of shares of Common Stock being delivered upon such exercise or conversion, immediately following the Reverse Split as was the case immediately preceding the Reverse Split.

Effect on Stock Option Plans

As of March 15, 2019, we had 392,968 shares of Common Stock reserved for issuance pursuant to the exercise of outstanding options issued under our Plans, as well as 269,934 shares of Common Stock available for issuance under the Plans. Pursuant to the terms of the Plans, our Board of Directors, or a committee thereof, as applicable, will adjust the number of shares of Common Stock underlying outstanding awards, the exercise price per share of outstanding stock options and other terms of outstanding awards issued pursuant to the Plans to equitably reflect the effects of the Reverse Split. The number of shares subject to vesting under restricted stock awards and the number of shares issuable as contingent consideration as part of an acquisition by the Company will be similarly adjusted, subject to our treatment of fractional shares. Furthermore, the number of shares available for future grant under the Plans will be similarly adjusted.

Potential Anti-Takeover Effects of a Reverse Split

Release No. 34-15230 of the staff of the SEC requires disclosure and discussion of the effects of any action, including the proposals discussed herein, that may be used as an anti-takeover mechanism. The Reverse Split, if effected, will also result in a relative increase in the number of authorized but unissued shares of our Common Stock vis-à-vis the outstanding shares of our Common Stock and, could, under certain circumstances, have an anti-takeover effect, although this is not the purpose or intent of our Board of Directors. A relative increase in the number of authorized shares of Common Stock could have other effects on our stockholders, depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. A relative increase in our authorized shares could potentially deter takeovers, including takeovers that our Board of Directors has determined are not in the best interest of our stockholders, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover more difficult. For example, we could issue additional shares so as to dilute the stock ownership or voting rights of persons seeking to obtain control without our agreement. Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The Reverse Split therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, the Reverse Split may limit the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal.

Although the Reverse Split has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, stockholders should be aware that the effect of the Reverse Split could facilitate future attempts by us to oppose changes in control of our Company and perpetuate our management, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices. We cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value, or that they will not adversely affect our business or the trading price of our Common Stock.

Effective Date

The proposed Reverse Split would become effective on the date of filing of the Amendment with the office of the Secretary of State of the State of Delaware. On the effective date, shares of Common Stock issued and outstanding and shares of Common Stock held in treasury, in each case, immediately prior thereto will be combined and converted, automatically and without any action on the part of our stockholders, into new shares of Common Stock in accordance with the Reverse Split ratio set forth in this Proposal. If the proposed Amendment is not approved by our stockholders, a Reverse Split will not occur.

Treatment of Fractional Shares

No fractional shares of Common Stock will be issued as a result of the Reverse Split. Instead, in lieu of any fractional shares to which a stockholder of record would otherwise be entitled as a result of the Reverse Split, we will pay cash (without interest) equal to such fraction multiplied by the average of the closing sales prices of our Common Stock on the Nasdaq Capital Market during regular trading hours for the five consecutive trading days immediately preceding the effective date of the Reverse Split (with such average closing sales prices being adjusted to give effect to the Reverse Split). After the Reverse Split, a stockholder otherwise entitled to a fractional interest will not have any voting, dividend or other rights with respect to such fractional interest except to receive payment as described above.

Upon stockholder approval of this Proposal, if our Board of Directors elects to implement the proposed Reverse Split, stockholders owning, prior to the Reverse Split, less than the number of whole shares of Common Stock that will be combined into one share of Common Stock in the Reverse Split would no longer be stockholders. For example, if a stockholder held forty-nine shares of Common Stock immediately prior to the Reverse Split, then such stockholder would cease to be our stockholder following the Reverse Split and would not have any voting, dividend or other rights except to receive payment for the fractional share as described above.

Record and Beneficial Stockholders

If the Reverse Split is authorized by our stockholders and our Board of Directors elects to implement the Reverse Split, stockholders of record holding some or all of their shares of our Common Stock electronically in book-entry form under the direct registration system for securities will receive a transaction statement at their address of record indicating the number of shares of our Common Stock they hold after the Reverse Split along with payment in lieu of any fractional shares. Non-registered stockholders holding Common Stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation and making payment for fractional shares than those that would be put in place by us for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

If the Reverse Split is authorized by the stockholders and our Board of Directors elects to implement the Reverse Split, stockholders of record holding some or all of their shares in certificate form will receive a letter of transmittal, as soon as practicable after the effective date of the Reverse Split. Our transfer agent will act as “exchange agent” for the purpose of implementing the exchange of stock certificates. Holders of pre-Reverse Split shares will be asked to surrender to the exchange agent certificates representing pre-Reverse Split shares in exchange for post-Reverse Split shares and payment in lieu of fractional shares (if any) in accordance with the procedures to be set forth in the letter of transmittal. Until surrender, each certificate representing shares before the Reverse Split would continue to be valid and would represent the adjusted number of whole shares based on the exchange ratio of the Reverse Split. No new post-Reverse Split share certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Accounting Consequences

The par value per share of Common Stock would remain unchanged at $0.001 per share after the Reverse Split. As a result, on the effective date of the Reverse Split, the stated capital on our balance sheet attributable to the Common Stock will be reduced proportionally, based on the exchange ratio of the Reverse Split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of Common Stock outstanding. The shares of Common Stock held in treasury, if any, will also be reduced proportionately based on the exchange ratio of the Reverse Split. Retroactive restatement will be given to all share numbers in the financial statements, and accordingly all amounts including per share amounts will be shown on a post-split basis. We do not anticipate that any other accounting consequences would arise as a result of the Reverse Split.

No Appraisal Rights

Our stockholders are not entitled to dissenters’ or appraisal rights under the DGCL with respect to this Proposal and we will not independently provide our stockholders with any such right if the Reverse Split is implemented.

Material Federal U.S. Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material U.S. federal income tax consequences of a Reverse Split to our stockholders. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of a Reverse Split. This discussion is for general information only and does not discuss the tax consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker/dealers or insurance companies). The state and local tax consequences of a Reverse Split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

In general, the federal income tax consequences of a Reverse Split will vary among stockholders depending upon whether they receive cash for fractional shares or solely a reduced number of shares of Common Stock in exchange for their old shares of Common Stock. We believe that because the Reverse Split is not part of a plan to increase periodically a stockholder’s proportionate interest in our assets or earnings and profits, the Reverse Split should have the following federal income tax effects. A stockholder who receives solely a reduced number of shares of Common Stock will not recognize gain or loss. In the aggregate, such a stockholder’s basis in the reduced number of shares of Common Stock will equal the stockholder’s basis in its old shares of Common Stock and such stockholder’s holding period in the reduced number of shares will include the holding period in its old shares exchanged. A stockholder who receives cash in lieu of a fractional share as a result of the Reverse Split should generally be treated as having received the payment as a distribution in redemption of the fractional share, as provided in Section 302(a) of the Code. Generally, if redemption of the fractional shares of all stockholders reduces the percentage of the total voting power held by a particular redeemed stockholder (determined by including the voting power held by certain related persons), the particular stockholder should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder’s basis in the fractional share. In the aggregate, such a stockholder’s basis in the reduced number of shares of Common Stock will equal the stockholder’s basis in its old shares of Common Stock decreased by the basis allocated to the fractional share for which such stockholder is entitled to receive cash, and the holding period of the reduced number of shares received will include the holding period of the old shares exchanged. If the redemption of the fractional shares of all stockholders leaves the particular redeemed stockholder with no reduction in the stockholder’s percentage of total voting power (determined by including the voting power held by certain related persons), it is likely that cash received in lieu of a fractional share would be treated as a distribution under Section 301 of the Code. Stockholders should consult their own tax advisors regarding the tax consequences to them of a payment for fractional shares.

We will not recognize any gain or loss as a result of the proposed Reverse Split.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL U.S. INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE REVERSE SPLIT IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

Bifurcation of Proposal One and Proposal Two

While the Amendment reflects the proposed amendments to our Charter described in both Proposal One and Proposal Two, the approval of one Proposal is not conditioned on the approval of the other Proposal. To the extent that only one of these two Proposals is approved by stockholders, we will only include the language relating to the Proposal that was approved in the version of the Amendment that we file with the Secretary of State of the State of Delaware. In the event stockholders approve this Proposal and Proposal One, the Increase in Authorized will be reduced by the same ratio as the Reverse Split, so that the total number of authorized shares of Common Stock will be 50,000,000.

Required Vote and Recommendation

In accordance with our Charter and Delaware law, approval and adoption of this Proposal requires the affirmative vote of at least a majority of our issued and outstanding voting securities. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” this Proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL TWO

PROPOSAL THREE

APPROVAL OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK UPON CONVERSION OF OUR SERIES C PREFERRED STOCK AND COMMON STOCK ISSUABLE UPON EXERCISE OF OUR SERIES A WARRANTS, SERIES B WARRANTS AND SERIES C WARRANTS, EACH ISSUED IN THE PRIVATE PLACEMENT CONSUMMATED ON MARCH 12, 2019, IN ACCORDANCE WITH NASDAQ MARKETPLACE RULE 5635(D)

Our Common Stock is currently listed on the Nasdaq Capital Market and, as such, we are subject to Nasdaq Marketplace Rules. Nasdaq Marketplace Rule 5635(d) (“Rule 5635(d)”) requires us to obtain stockholder approval prior to the issuance of our Common Stock in connection with certain non-public offerings, issued below the “minimum price” of our Common Stock, as defined in Rule 5635(d), involving the sale, issuance or potential issuance by the Company of Common Stock (and/or securities convertible into or exercisable for Common Stock) equal to 20% or more of the Common Stock outstanding immediately before the issuance. Although derivative securities, such as the Series C Preferred and Warrants issued in connection with the Private Placement, may be issued prior to obtaining stockholder approval, such derivative securities may not be converted into or exercised for shares of Common Stock until such time, if ever, that stockholder consent is obtained. Shares of our Common Stock issuable upon the exercise or conversion of warrants, options, debt instruments, preferred stock or other equity securities issued or granted in such nonpublic offerings will be considered shares issued in such a transaction in determining whether the 20% limit has been reached, except in certain circumstances such as issuing warrants that are not exercisable for a minimum of six months and have an exercise price that exceeds market value.

Background

As discussed under Proposal One, on March 12, 2019, we consummated the Private Placement consisting of the issuance of Series C Preferred and Series A Warrants, Series B Warrants, and Series C Warrants, which securities were offered at a discount to the market price of our Common Stock on the Closing Date, or $0.18 per share. The discount was in recognition of (i) the challenges of raising capital given our history of operating losses, (ii) the limited public float of our traded Common Stock, (iii) the historical volatility of our Common Stock, (iv) the risk that the bid price of our Common Stock on the Nasdaq Capital Market could be less than the closing price of our Common Stock on the Closing Date at such time as stockholder approval of Proposal One and this Proposal is approved by our stockholders, and (v) current market conditions.

Effects of Issuance

Assuming that the applicable Reset Price is not less than the Conversion Price on the applicable Reset Date, the total number of shares of Common Stock issuable in connection with the Private Placement is 170,458,419 shares, or 1,050% of the total number of shares of Common Stock issued and outstanding immediately prior to the consummation of the Private Placement. Assuming that the applicable Reset Price on any Reset Date is reset down to the Floor, or $0.08 per share, the total number of shares of Common Stock issuable in connection with the Private Placement assuming all Series C Warrants are exercised is 383,531,250 or 2,361% of the total number of shares of Common Stock issued and outstanding immediately prior to the consummation of the Private Placement. As a result, upon conversion of our Series C Preferred and exercise of the Series A Warrants, Series B Warrants and Series C Warrants, the total number of shares of Common Stock issued in connection with such conversion and exercise will exceed 20% of our Common Stock issued and outstanding immediately before the consummation of the Private Placement. However, in the event each of the Series A Warrants and Series B Warrants are exercised in full, the Company will generate proceeds from such exercise of approximately $30.7 million.

The Conversion Shares and Warrant Shares, when issued, shall have the same privileges and rights as all other shares of our Common Stock that are currently issued and outstanding.

The issuance of Common Stock upon the conversion and exercise of Series C Preferred and Warrants, respectively, issued in connection with the Private Placement will result in substantial dilution to stockholders that did not participate in the Private Placement, which in turn will have the result of reducing the interest of our existing stockholders with respect to earnings per share, voting power, liquidation value and book and market value per share. The conversion of the Series C Preferred and exercise of the Warrants may also impact trading patterns and adversely affect the market price of our Common Stock. Additionally, we have agreed to register the Conversion Shares and Warrant Shares under the Securities Act of 1933, as amended (“Securities Act”), to permit investors in the Private Placement to freely resell their Conversion Shares and Warrant Shares without restriction, pursuant to a Registration Statement that we intend to file with the SEC. If significant quantities of the Conversion Shares or Warrant Shares are sold (or if it is perceived that they may be sold) in the public market, the trading price of our Common Stock could be adversely affected.

As a result of the application of Rule 5635(d) to the Private Placement, stockholder approval of the issuance of the Conversion Shares and Warrant Shares is required to convert the Series C Preferred and exercise the Series A Warrants, Series B Warrants and Series C Warrants. We are therefore seeking stockholder approval, so that we can issue the Conversion Shares and Warrants Shares upon conversion of the Series C Preferred and exercise of the Warrants.

Required Vote and Recommendation

In accordance with our Charter, Delaware law and the Nasdaq Marketplace Rules, approval and adoption of this Proposal requires the affirmative vote of at least a majority of the votes cast at the Meeting. Abstentions will have the same effect as a vote “AGAINST” this Proposal. Broker non-votes cast, if any, will not be counted as votes in favor of this Proposal, and will also not be counted as shares voting on this Proposal.

When you consider our Board of Directors’ recommendation to vote in favor of Proposal Three, you should be aware that certain of our directors and our officers may have interests that may be different from, or in addition to, the interests of other stockholders. In particular, as discussed in Proposal Four, a current director of the Company is participating in the Private Placement, contingent upon the approval of Proposal Four.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL THREE

PROPOSAL FOUR

APPROVAL OF THE ISSUANCE OF SERIES C PREFERRED AND WARRANTS TO A DIRECTOR OF THE COMPANY, IN ACCORDANCE WITH NASDAQ MARKETPLACE RULE 5635(C)

In connection with the Private Placement, the Company entered into a Securities Purchase Agreement (“Purchase Agreement”) with Michael Taglich, a director of the Company (“Affiliated Investor”), for the sale of 350 shares of Series C Preferred, and Series A Warrants, Series B Warrants and Series C Warrants, exercisable for a total of 5,833,335 shares of Common Stock, subject to reset as described in Proposal One, at the same price as we agreed to sell to other purchasers in the Private Placement, for a total investment of $350,000 (“Affiliated Proceeds”). The Affiliated Investor is also a principal of Taglich Brothers, Inc. (“Taglich Brothers”), a co-placement agent in the Private Placement that received $389,700 in sales commissions upon consummation of the Private Placement and placement agent warrants to purchase 1,450,348 shares of Common Stock (“Placement Agent Warrants”), which Placement Agent Warrants contain terms and conditions identical to the Series A Warrants issued to investors in the Private Placement. Of those Placement Agent Warrants issued to Taglich Brothers, Taglich Brothers has informed the Company that it intends to allocate Placement Agent Warrants to purchase 508,000 shares of Common Stock to the Affiliated Investor, subject to stockholder approval of this Proposal. The Company and the Affiliated Investor have agreed to place the Affiliated Proceeds and the Securities Purchase Agreement executed by the Affiliated Investor in escrow, and not to release the same until such time as stockholder approval of this Proposal is obtained, as required under Nasdaq Marketplace Rule 5635(c) (“Rule 5635(c)”). In addition, Taglich Brothers and the Affiliated Investor have agreed that Taglich Brothers shall not allocate any Placement Agent Warrants to the Affiliated Investor unless or until such time as stockholder approval of this Proposal is obtained, as required under Rule 5635(c).

Rule 5635(c) deems the issuance of common stock, or securities convertible into or exercisable for common stock, to a Nasdaq-listed company’s officers, directors, employees or consultants in a private placement at a price less than the market value of such stock, calculated as the closing bid price for such shares on the trading day immediately prior to entry into the agreement, as equity compensation requiring stockholder approval. As described in Proposals One and Two, the Purchase Agreement and Placement Agent Warrants provide for the sale and/or issuance of securities to the Affiliated Investor at a price that is less than the closing bid price of our Common Stock as reported on the Nasdaq Stock Market on the trading day immediately prior to the Closing Date. As a result, stockholder approval of the issuance of the Series C Preferred, Warrants and Placement Agent Warrants to the Affiliated Investor, and receipt by the Company of the Affiliated Proceeds, is required pursuant to Rule 5635(c).

If stockholder approval is not obtained, the Purchase Agreement will terminate and the Affiliated Investor’s investment will be released from escrow and returned back to the Affiliated Investor, and the Affiliated Investor would not be permitted to purchase securities in the Private Placement. We would therefore not receive the approximate $350,000 in proceeds from such sale. In addition, if stockholder approval of this Proposal is not obtained, Taglich Brothers will not allocate any of the Placement Agent Warrants to the Affiliated Investor.

When you consider our Board of Directors’ recommendation to vote in favor of Proposal Four, you should be aware that certain of our directors and our officers may have interests that may be different from, or in addition to, the interests of other stockholders. In particular, if stockholder approval is obtained, the Affiliated Investor will purchase securities at a price that was below the closing bid price of our Common Stock on the day prior to the execution of the Purchase Agreement.

Required Vote and Recommendation

In accordance with our Charter, Delaware law and the Nasdaq Marketplace Rules, approval and adoption of this Proposal requires the affirmative vote of at least a majority of the votes cast at the Meeting. Abstentions will have the same effect as a vote “AGAINST” this Proposal. Broker non-votes cast, if any, will not be counted as votes in favor of this Proposal, and will also not be counted as shares voting on this Proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL FOUR

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after March 15, 2019 are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each individual named below is our address, 100 Summit Drive, Burlington, Massachusetts 01803.

The following tables set forth, as of March 15, 2019, the beneficial ownership of our Series A Preferred, Series C Preferred and Common Stock by (i) each person or group of persons known to us to beneficially own more than 5% of the outstanding shares of each class of the outstanding securities, (ii) each of our directors and named executive officers, and (iii) all of our executive officers and directors as a group. At the close of business on March 15, 2019 there were 262,310 shares of Series A Preferred, 10,227.50 shares of Series C Preferred, and 16,241,259 shares of our Common Stock issued and outstanding.

Except as indicated in the footnotes to the tables below, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder.  Until such time as stockholders approve Proposal Three, holders of Series C Preferred have no voting rights.

This information is based upon information received from or on behalf of the individuals named herein.

Series A Preferred Stock

Name and Address (1)	Number of Shares Owned (2)	Percent of Shares Outstanding
Robert Taglich 790 New York Avenue Huntington, NY 11743	65,993	25.16%
Alvin Fund, LLC 215 West 98th Street, Apt. 10A New York, NY 10025	22,446	8.56%
Shadow Capital, LLC 3601 SW 29th Street Topeka, KS 66614	21,128	8.05%
Sterling Family Investment, LLC 12400 Dutch Forest PL Edmond, OK 73013	21,128	8.05%
All current executive officers and directors as a group	-	*

*less than 1%

(1)	Each of our officers and directors are excluded from this table, as no officer or director currently holds shares of Series A Preferred.

(2)

Holders of Series A Preferred are entitled to vote on all matters presented to our stockholders on an as-converted basis. Each share of Series A Preferred is convertible, at the option of each respective holder, into approximately 0.62 shares of our Common Stock.

Series C Preferred Stock

Name and Address (1)	Number of Shares Owned (2)	Percent of Shares Outstanding
Empery Asset Master One Rockefeller Plaza New York, NY 10020	668	6.53%

Hudson Bay Master Fund Ltd. 777 Third Avenue, 30th Floor New York, NY 10017	1,333	13.03%

Sabby Volatility Warrant Master Fund 12400 Dutch Forest PL Edmond, OK 73013	1,333	13.03%

All current executive officers and directors as a group	-	*

*less than 1%

(1)

Each of our officers and directors are excluded from this table, as no officer or director currently holds shares of Series C Preferred. As indicated in Proposal Four, we have entered into a Purchase Agreement with Michael Taglich, a director of the Company, to purchase 350 shares of our Series C Preferred; provided, however, the sale and issuance of such shares of Series C Preferred to Mr. Taglich is contingent upon the prior approval of our stockholders of Proposal Four. Therefore, Mr. Taglich is not listed as a beneficial owner of our Series C Preferred in this table.

(2)

Each share of Series C Preferred is convertible, at the option of each respective holder, into approximately 5,556 shares of our Common Stock subject to stockholder approval of Proposal One and Proposal Three.

Common Stock

Name and Address	Number of Shares Owned		Percent of Shares Outstanding
Seevolution, Inc 28720 Roadside Dr, Suite 198 Agoura Hills, CA 91301	2,000,000		12.31%
Hudson Bay Master Fund, Ltd. 777 Third Avenue, 30th Floor New York, NY 10017	4,104,236	(1)	9.99%
Michael Taglich, Director	952,734	(2)	5.82%
Roger Kahn, President, Chief Executive Officer, Director	345,283	(3)	2.10%
Kenneth Galaznik, Director	38,884	(4)	*
Scott Landers, Director	35,825	(5)	*
Joni Kahn, Director	34,689	(6)	*
Carole Tyner, Chief Financial Officer	3,734	(7)	*
All current executive officers and directors as a group	1,411,149	(8)	8.50%

*less than 1%

(1)

Includes 2,999,000 shares issuable upon the exercise of warrants, all of which are currently exercisable, held prior to the Private Placement, and 1,111,236 shares of Common Stock issuable upon the conversion and/or exercise of shares of Series C Preferred and Warrants issued in connection with the Private Placement, which may become exercisable within 60 days of March 15, 2019 in the event that Proposals One and Three are approved by stockholders.

(2)

Includes 119,419 shares issuable upon the exercise of warrants, and 8,666 shares of Common Stock subject to currently exercisable options (includes options that will become exercisable within 60 days of March 15, 2019). Also includes 1,739 shares of Common Stock and 120 shares of Common Stock issuable upon the exercise of warrants owned by Mr. Taglich’s spouse.

(3)

Includes 8,600 shares of Common Stock issuable upon the exercise of warrants and 188,159 shares of Common Stock subject to currently exercisable options (includes options that will become exercisable within 60 days of March 15, 2019). Includes 27,236 shares of Common Stock owned by Mr. Kahn’s spouse.

(4)	Includes 9,066 shares of Common Stock subject to currently exercisable options (includes options that will become exercisable within 60 days of March 15, 2019).

(5)

Includes 7,866 shares of Common Stock subject to currently exercisable options (includes options that will become exercisable within 60 days of March 15, 2019). Includes 400 shares of common stock owned by Mr. Landers’ children.

(6)	Includes 6,466 shares of Common Stock subject to currently exercisable options (includes options that will become exercisable within 60 days of March 15, 2019).

(7)	Includes 3,734 shares of Common Stock subject to currently exercisable options (includes options that will become exercisable within 60 days of March 15, 2019).

(8)	Includes 223,957 shares of Common Stock subject to currently exercisable options (includes options that will become exercisable within 60 days of March 15, 2019).

PROPOSAL FIVE

THE ADJOURNMENT PROPOSAL

This Proposal is presented to stockholders at the Meeting to approve an adjournment to another time or place, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Meeting to approve Proposals One, Two, Three and Four.

If, at the Meeting, the number of shares present or represented and voting in favor of the approval of Proposals One, Two, Three and Four are not sufficient to approve such Proposals, we currently intend to move to adjourn the Meeting in order to enable our Board of Directors to solicit additional proxies for the approval of Proposals One, Two, Three and Four. In the event this Proposal Five is approved, the Meeting may be adjourned from time to time to a date that is not more than 120 days after the original record date for the Meeting.

In this Proposal, we are asking our stockholders to authorize the holder of any proxy solicited by our Board of Directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve this Proposal, we could adjourn the Meeting and any adjourned session of the Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders who have previously voted.

Required Vote and Recommendation

If this Proposal to adjourn the Meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such Proposal will be approved by the affirmative vote of a majority of the votes cast at the Meeting.

The Board of Directors unanimously recommends that stockholders vote “FOR” Proposal Five, as to the adjournment of the Meeting if necessary or appropriate to solicit additional proxies in favor of the approval of Proposals One, Two, Three and Four.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL FIVE

Other Matters

Our Board of Directors has no knowledge of any other matters which may come before the Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares of Common Stock represented by the accompanying proxy in accordance with their best judgment.

Additional Information

We will provide to any stockholder entitled to vote at the Meeting, at no charge, a copy of our Annual Report on Form 10-K for the year ended September 30, 2018, filed with the SEC on December 28, 2018 (the "Annual Report"), including the financial statements and the financial statement schedules contained in the Form 10-K.  We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street NE., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file with the SEC at http://www.sec.gov.

 Incorporation of Information by Reference

The SEC allows us to “incorporate by reference” certain information we file with the SEC, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. We incorporate herein the following information contained in or attached to our Annual Report: (i) Item 7 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations, (ii) Item 8 entitled “Financial Statements and Supplementary Data, and (iii) Item 9 entitled “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.”

Distribution and Householding of Solicitation Materials

We will pay the cost of preparing, printing and distributing this proxy statement.

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are stockholders of the Company will be “householding” the Company’s proxy materials. A single set of the Company’s proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of the Company’s proxy materials, please notify your broker or direct a written request to our Assistant Secretary at 100 Summit Drive, Burlington, Massachusetts 01803, or by calling 781-376-5555. The Company undertakes to deliver promptly, upon any such oral or written request, a separate copy of its consent proxy materials to a stockholder at a shared address to which a single copy of these documents was delivered. Stockholders who currently receive multiple copies of the Company’s proxy materials at their address and would like to request “householding” of their communications should contact their broker, bank or other nominee, or contact the Company at the above address or phone number.

Stockholder Communications with the Board of Directors

Our Board of Directors provides stockholders with the ability to send communications to the Board of Directors, and stockholders may do so at their convenience. In particular, stockholders may send their communications to: Board of Directors, c/o Assistant Secretary, Bridgeline Digital, Inc., 100 Summit Drive, Burlington, Massachusetts 01803. All communications received by the Assistant Secretary are relayed to the Board of Directors of the Company.

By Order of the Board of Directors Stacey A. Ward Assistant Secretary March 15, 2019

Appendix A

PROXY

BRIDGELINE DIGITAL, INC.

100 Summit Drive

Burlington, Massachusetts 01803

The undersigned, revoking all proxies, hereby appoints Roger Kahn and Carole Tyner, and each of them, proxies with power of substitution to each, for and in the name of the undersigned to vote all shares of Common Stock and Series A Preferred Stock of Bridgeline Digital, Inc. (the “Company”) which the undersigned would be entitled to vote if present at the Special Meeting of Stockholders of the Company to be held on April 26, 2019, at 9:00 A.M. Eastern Time at the Company’s corporate headquarters located at 100 Summit Drive, Burlington, Massachusetts 01803 and any adjournments thereof, upon the matters set forth in the Notice of Special Meeting.

The undersigned acknowledges receipt of the Notice of Special Meeting and Proxy Statement.

SPECIAL MEETING OF STOCKHOLDERS OF

BRIDGELINE DIGITAL, INC.

April 26, 2019

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL PROPOSALS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

This Proxy is solicited on behalf of the Board of Directors, and when properly executed will be voted as directed herein. If no direction is given, this Proxy will be voted FOR all Proposals.

Appendix B

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BRIDGELINE DIGITAL, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Bridgeline Digital, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST:	This Certificate of Amendment amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”).

SECOND:

The Board of Directors of the Corporation, acting in accordance with the provisions of 242 of the General Corporation Law of the State of Delaware, adopted resolutions setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable, as follows:

RESOLVED:

That Article FOURTH, Section 4.1 of the Amended and Restated Certificate of Incorporation of the Corporation, as amended to date, be and hereby is further amended by deleting the first paragraph thereof and inserting in its place the following:

[“The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of stock that the Corporation shall have the authority to issue is Two Billion, Five Hundred and One Million (5,501,000,000), of which Two Billion, Five Hundred Million (2,500,000,000) shares shall be Common Stock, having a par value of $0.001 per share, and of which One Million (1,000,000) shares shall be Preferred Stock, having a par value of $0.001 per share.]

[That, effective at 11:00 p.m., Eastern time, on the filing date of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation (the “Effective Time”), a one-for-fifty reverse stock split of the Corporation’s Common Stock shall become effective, pursuant to which each shares of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time (“Old Common Stock”) shall be reclassified and combined into one share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time (“New Common Stock”).]

No fractional shares of Common Stock will be issued in connection with the reverse stock split; instead, upon receipt after the Effective Time by the exchange agent selected by the Corporation of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of the stock certificate(s) formerly representing shares of Old Common Stock, any stockholder who would otherwise be entitled to a fractional share of the New Common Stock as a result of the reverse split, following the Effective Time (after taking into account all fractional shares of New Common Stock otherwise issuable to such stockholder), shall be entitled to receive a cash payment (without interest) equal to the fractional share of New Common Stock to which such stockholder would otherwise be entitled multiplied by the average of the closing sales prices of a share of the Corporation’s Common Stock (as adjusted to give effect to the reverse split) on the Nasdaq Capital Market during regular trading hours for the five (5) consecutive trading days immediately preceding the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.

FOURTH:

The foregoing amendment was submitted to the stockholders of the Corporation for their approval at a special meeting of stockholders held on April __, 2019, and was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and shall be effective as of 11:00 Eastern time, on the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this ___ day of April __, 2019.

BRIDGELINE DIGITAL, INC.

By:
Name: Roger Kahn
Title: President and Chief Executive Officer